EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is entered into on this 19th day of October, 2000 by and between ASD SYSTEMS, INC., a Texas corporation d/b/a Ascendant Solutions ("Ascendant-Texas") and ASCENDANT SOLUTIONS, INC., a Delaware corporation ("Ascendant-Delaware").

R E C I T A L S:

     WHEREAS, Ascendant-Texas is a corporation duly organized and existing under the laws of the State of Texas;

     WHEREAS, Ascendant-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date hereof, the authorized capital of Ascendant-Texas consists of Fifty Million (50,000,000) shares of common stock, par value $.0001 per share (the "Ascendant-Texas Common Stock"), of which 21,230,900 shares are issued and outstanding, and Seven Million Five Hundred Thousand (7,500,000) shares of preferred stock, par value $.0001 per share (the "Ascendant-Texas Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, on the date hereof, the authorized capital of Ascendant-Delaware consists of Fifty Million (50,000,000) shares of common stock, par value $.0001 per share (the "Ascendant-Delaware Common Stock"), of which one hundred shares are issued and outstanding, and One Million (1,000,000) shares of preferred stock, par value $.0001 per share (the "Ascendant-Delaware Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Ascendant-Texas and Ascendant-Delaware have determined that it is advisable and in the best interests of each such corporation that Ascendant-Texas merge with and into Ascendant-Delaware upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Ascendant-Texas in the State of Delaware, and the respective Boards of Directors of Ascendant-Texas and Ascendant-Delaware have, by resolutions duly adopted, approved and adopted this Merger Agreement; and

     WHEREAS, the parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

A G R E E M E N T S:

     A.     Merger. At the Effective Time (as hereinafter defined), Ascendant-Texas shall be merged with and into Ascendant-Delaware (the "Merger"). Ascendant-Delaware shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of Ascendant-Texas shall cease. The Merger shall become effective upon the filing of a Certificate of Merger and Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, respectively. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     B.     Governing Documents.

             1.     The Certificate of Incorporation of Ascendant-Delaware as it may be amended or restated      subject to applicable law, and as in effect immediately prior to the Effective Time, shall constitute the

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     Certificate of Incorporation of the Surviving Corporation without further change or amendment until      thereafter amended in accordance with the provisions thereof and applicable law.

             2.     The Bylaws of Ascendant-Delaware as in effect immediately prior to the Effective Time shall       constitute the Bylaws of the Surviving Corporation without change or amendment until thereafter      amended in accordance with the provisions thereof and applicable law.

     C.     Officers and Directors. The officers and directors of Ascendant-Texas immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law.

     D.     Rights, Privileges, Etc. At the Effective Time, the separate corporate existence of Ascendant-Texas shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of Ascendant-Texas; and all the rights, privileges, powers and franchises of Ascendant-Texas on whatever account, as well for share subscriptions and all other things in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as the same were of Ascendant-Texas, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger, but all rights of creditor and liens upon any property of Ascendant-Texas shall be reserved unimpaired, and all debts, liabilities and duties of Ascendant-Texas shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; provided, however, that such liens upon property of Ascendant-Texas will be limited to the property affected thereby immediately prior to the Merger. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Ascendant-Texas, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation, its shareholders, Board of Directors and committees thereof, respectively, and shall be as effective and binding thereon as the same were with respect to Ascendant-Texas.

     E.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

             1.     Each share of Ascendant-Texas Common Stock outstanding immediately prior to the Effective Time shall be converted into, and shall become, one fully paid and nonassessable share of Ascendant-Delaware Common Stock.

             2.     Each share of Ascendant-Texas Common Stock held in the treasury of Ascendant-Texas immediately prior to the Effective Time shall be automatically converted into one share of Ascendant-Delaware Common Stock, which shares shall continue to be retained and held by Ascendant-Delaware in the treasury thereof.

             3.     Each option, warrant, purchase right, convertible debt instrument or other security of Ascendant-Texas issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be an identical security of Ascendant-Delaware, and the same number of shares of Ascendant-Delaware Common Stock shall be reserved for purposes of the exercise of such option, warrant, purchase right, convertible debt instrument or other securities as is equal to the number of      shares of Ascendant-Texas Common Stock so reserved at the Effective Time; and

             4.      Each share of Ascendant-Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto, and such shares shall resume the status of unauthorized and unissued shares of Ascendant-Delaware Common Stock.

     F.      Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Ascendant-Texas Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Ascendant-Delaware Common Stock into which

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the shares of Ascendant-Texas Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Ascendant-Texas or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting or other rights with respect to and to receive any dividends and other distributions upon the shares of Ascendant-Delaware Common Stock evidenced by such outstanding certificate as above provided.

      G.     Other Employee Benefit Plans. As of the Effective Time, the Surviving Corporation hereby assumes all obligations of Ascendant-Texas under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

      H.     Texas Franchise Taxes and Franchise Tax Returns. As of the Effective Time, the Surviving Corporation hereby assumes all obligations of Ascendant-Texas for any franchise taxes or franchise tax returns required to be paid or filed in the State of Texas.

      I.     Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      J.     Amendment. Subject to applicable law and subject to the rights of Ascendant-Texas's shareholders further to approve any amendment which would have a material adverse effect on such shareholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

     K.      Deferral or Abandonment. At any time prior to the Effective Time, this Merger Agreement maybe terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the Board of Directors of either Ascendant-Texas or Ascendant-Delaware or both, notwithstanding approval of this Merger Agreement by the shareholders of Ascendant-Texas or the stockholders of Ascendant-Delaware, or both, if circumstances arise which, in the opinion of the Board of Directors of Ascendant-Texas or Ascendant-Delaware, make the Merger inadvisable or such deferral of the time of consummation thereof advisable.

     L.       Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall constitute an original document but all of which together shall constitute one and the same Agreement.

     M.     Further Assurances. From time to time, as and when required or requested by either Ascendant-Texas or Ascendant-Delaware, as applicable, or by its respective successors and assigns, there shall be executed and delivered on behalf of the other corporation, or by its respective successors and assigns, such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchise and authority of Ascendant-Texas and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of each corporation are fully authorized in the name and on behalf of such corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

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     IN WITNESS WHEREOF, Ascendant-Texas and Ascendant-Delaware have caused this Merger Agreement to be signed by their respective duly authorized officers and delivered this 19th day of October, 2000.
ASD SYSTEMS, INC. d/b/a Ascendant Solutions, a Texas corporation

By: -----------------------------------------------------------
Name: David Bowe
Title: Chief Executive Officer

ASCENDANT SOLUTIONS, INC., a Delaware corporation

By: ---------------------------------------------------------------
Name: David Bowe
Title: Chief Executive Officer